Exhibit 10.1

June 25, 2021

Mahesh Aditya

1601 Elm St.

Dallas, TX 75201

Dear Mahesh:

We are pleased to share the highlights of your compensation adjustment below; the following pages include details of the offer. Please be sure to review this document in its entirety before accepting the offer.

Company Entity: Santander Consumer USA

Title: CEO – Santander Consumer

Officer Title: SEVP

Office Location Address: 1601 Elm Street, Dallas, TX 75201

Manager: Tim Wennes

Annualized Salary: $1,875,000

Bonus Plan: $2,875,000 (target) Executive Bonus Plan – 2021

Salary Effective Date: April 25, 2021

Your annualized salary will be $1,875,000, paid bi-weekly on Fridays at a rate of $72,115.39; less all applicable federal, state and local taxes and other authorized payroll withholdings. This is an exempt position and is not eligible for overtime.

During your employment in this role, you will be eligible to participate in the Executive Bonus Plan (“Plan”). Your 2021 discretionary bonus target opportunity will be set at $2,875,000, of which a portion may be deferred and may be paid in cash and/or equity. In determining the amount of your discretionary bonus award, Santander will consider your performance and company performance. To the extent you are awarded a discretionary bonus in any given year, it may be at, above, or below your target. To be eligible for a discretionary bonus payment under the Plan, you must be in “active working status” (as defined below) at the time of bonus payment. The amount of funding, any payouts made under the Plan, and target bonus may vary from year to year.

For purposes of this letter, “active working status” means that you have not resigned (or given notice of your intention to resign), and that your employment has not been terminated (or been given notice of your termination from Santander). Incentives will not be paid to an employee who resigns or whose employment is terminated during the performance year unless otherwise provided in the plan.

Unless otherwise provided in an applicable plan or policy, for purposes of this Offer Letter, “Cause” will exist if Santander reasonably determines in good faith that one or more of the following has occurred: (i) you commit an act constituting a crime under the laws of the United States or any state or political subdivision thereof; (ii) you violate laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) you commit an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iv) you engage in conduct that violates Santander’s internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (v) you commit an act of fraud, dishonesty or misrepresentation that is detrimental to the business, reputation, character or standing of Santander or any of its related entities; (vi) you engage in a conflict of interest or material self-dealing; or (vii) after notice by Santander and a reasonable opportunity to cure, you materially breach your obligations and/or representations as set forth in this offer letter and/or employment-related agreements or you fail to perform your duties as an employee of Santander.

You agree, by electronically signing this document, to allow Santander to withhold any reimbursement amounts owed to Santander pursuant to this Offer Letter from other monies due to you upon termination, including but not limited to final pay owed to you in connection with your employment, and you agree to sign at the time of resignation and/or termination any authorizations required to permit Santander to make such withholding from your final pay.

You continue to be eligible to participate in Santander’s Benefits Program, which includes medical, dental, vision, life insurance, 401(k) and paid time-off benefits.

Your role is determined by Santander to be “Identified Staff” pursuant to the European Union’s Capital Requirements Directives (CRD), which are the European regulations regarding compensation (remuneration) in financial entities such as Santander for their staff whose professional activities have a significant impact on the risk profile of the entity. The following policies apply to the individual annual variable compensation for Santander’s Identified Staff. These policies may be updated from time to time to align with changes to the applicable CRD:

•	Variable remuneration will be paid partly in shares and partly in cash (typically distributed as 50% shares / 50% cash);

•	A portion of the annual variable remuneration will be deferred (we anticipate 50% of the total award will be deferred (as noted above delivered 50% in shares and 50% in cash) and vests pro-rata over five-years, and in certain cases, may be further subject to additional performance overlay);

•	Any shares delivered are subject to a mandatory one-year retention (hold) period and non-transferability. Directly or indirectly engaging in the hedging of shares for a period of one year following their delivery or before delivery is not permitted;

•	The payment of deferred variable remuneration shall be conditioned on certain circumstances not occurring (i.e., malus clauses – see below); and

•	Variable remuneration cannot exceed a certain percentage of the fixed remuneration (typically variable remuneration cannot exceed twice your annual total fixed remuneration).

•	See the terms and conditions of the Executive Incentive Plan and the Policy on Malus and Clawback Requirements for full details.

The payment of deferred remuneration, both in shares and cash, is not only contingent upon your continued employment at Santander through each payment date (subject to certain limited exceptions set forth in the Executive Incentive Plan), but also upon none of the following circumstances occurring in the period prior to each of the payment as a consequence of actions performed in previous years (malus clauses):

1.	Deficient financial performance of the Banco Santander Group;

2.	Breach by the employee of internal rules or regulations, including in particular those relating to risks;

3.	Material restatement of the Group’s financial statements when so considered by the external auditors, except when appropriate pursuant to a change in accounting standards; or

4.	Significant changes in financial capital or in the Group’s risk profile.

Given the strategic importance of the position you are being offered, you hereby acknowledge and agree that Santander, its client relationships and/or its business opportunities would likely suffer irreparable harm were you to resign or otherwise end your employment without providing sufficient notice to Santander. To avoid such harm, and in exchange for the pay and benefits Santander extends to you pursuant to this offer of employment, you agree to provide Santander with one-hundred eighty (180) days prior written notice of your intent to end your employment with Santander (the “Notice Period”). During the Notice Period, you will be paid your base salary pursuant to Santander’s regular payroll practices and will be eligible to continue to participate in the employee benefit plans in which you were enrolled prior to submitting your resignation. However, you will not receive any payments associated with your Incentive Plan during your Notice Period. You will be expected to perform all duties and tasks assigned to you during the Notice Period, including all assignments related to the transition of your duties and responsibilities, and you will devote all of your working time, labor, skill and energies to the business and affairs of Santander.

You agree that during the Notice Period you will continue to owe Santander a duty of loyalty and you will remain bound by all fiduciary duties and obligations owed to Santander as an employee and executive, as well as abide by all prior non-disclosure and non-solicitation agreements you have entered into with Santander. You agree by signing this document not to compete with Santander, or to start employment with or an engagement with a competitor, during the period of time you are employed by Santander, including during the Notice Period. You agree that during your employment, including the Notice Period, and regardless of whether your title, position or responsibilities change at any point, you will not directly or indirectly become employed or engaged by (whether as an employee, consultant, proprietor, partner, director or otherwise) another bank, financial institution, or any other competitor of Santander.

Upon receipt of your resignation, Santander may, in its sole discretion, waive the Notice Period, in which case your employment will be terminated upon receipt of written notice from Santander, which Santander can invoke at any time during the Notice Period. Under such circumstances, Santander will not be obliged to provide you with pay in lieu of notice and, in turn, you will no longer be bound by the specific non-competition restriction outlined in the prior paragraph.

Alternatively, the Company may, in its sole discretion, retain you as an employee during the Notice Period and direct you not to report to work; in which case you will be placed on “Garden Leave.” While on Garden Leave you will remain bound by all fiduciary obligations owed as an employee and executive, the non-competition restrictions set out in the prior paragraphs, as well as any non-disclosure agreements and non-solicitation agreements between you and Santander. For purposes of clarity, while on Garden Leave you will (1) remain an employee of Santander; (2) continue to be paid your base salary; and (3) continue to be eligible to participate in the employee benefit plans in which you were enrolled prior to submitting your resignation, except that you will not accrue any additional paid time-off (PTO) (to the extent that you are in a position that accrues PTO). However, you will not receive any payments associated with your Incentive Plan during your Garden Leave. During the Garden Leave, you must be reasonably available during normal business hours to answer questions and provide advice to the Company.

You agree that because your services are personal and unique and because you will have access to and will be acquainted with Santander’s confidential information and/or its customer relationships, to the fullest extent permitted by law, this Notice Provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that Santander may have for breach of this Notice Provision. If you violate the non-competition restrictions contained in this offer, you shall continue to be bound by those restrictions until a period of one-hundred eighty (180) consecutive days has expired without any violation of such provisions.

It is a condition of this offer that, before starting employment in your new position, you will sign:

1.	Non-Disclosure Agreement: that contains additional requirements for the protection of Santander’s business (a copy of which is enclosed); and

2.	Non-Solicitation Agreement: that contains additional requirements for the protection of Santander’s business (a copy of which is enclosed).

Please recognize that while this letter explains some of the terms of your employment with Santander, it is not an employment contract. The terms and conditions outlined here can be changed at any time. Notwithstanding anything herein to the contrary, any payments or benefits contemplated by this letter are subject to and conditioned on their compliance with applicable laws and regulations.

Employment at Santander is considered to be “at-will,” meaning it is at the mutual consent of both Santander and you and may be terminated by either you or Santander at any time, with or without cause and with or without notice other than the notice required to be given by you as described above.

This letter describes certain of Santander’s benefit and incentive plans and policies. Your eligibility for and entitlement to a benefit mentioned herein are governed by the terms of the official plan document or policy. Santander reserves the right to amend or terminate its plans and policies in full or in part at any time for any reason. In the event of a conflict between this letter and the official plan document or policy, the official plan document or policy will control. This written offer constitutes the entire offer of Santander related to your employment, which supersedes any previous communication between you and Santander, whether written or verbal, and your reliance on any information not contained in this written offer is not reasonable.

Mahesh, we are very enthusiastic about your continued contributions with Santander and we look forward to you accepting this offer.

Respectfully yours,

Santander Human Resources

Acknowledged:

/s/ Mahesh Aditya	June 25, 2021
Mahesh Aditya	Date

Non-Disclosure of Confidential Information

I acknowledge that the trade secrets of Santander Consumer USA (“Santander”) as they may exist from time to time and other confidential information concerning Santander’s business, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, customer and dealer lists and credit and financial data concerning customers are valuable, special and unique assets of Santander, access to and knowledge of which are essential to the performance of my duties while employed by Santander. In light of the highly competitive nature of the industry in which the business of Santander is conducted, I further agree that all knowledge and information described in the preceding sentence not in the public domain and heretofore obtained by me as a result of employment by Santander shall be considered confidential information. In recognition of this fact, I agree that I will not disclose any of such confidential information to any person or other entity for any reason or purpose whatsoever, except as may become necessary in the performance of any duties or tasks I might hereafter be assigned as an employee of Santander or any of Santander or Santander affiliated companies, nor shall I make use of any such confidential information (i) for my own purposes (ii) for any purposes not related to my employment; or (iii) for the benefit of any person or other entity (except Santander and its affiliates, if any) under any circumstances.

Notwithstanding the foregoing provisions, I understand, acknowledge and agree, as does Santander, that Santander’s trade secrets and confidential information shall not be deemed to include (1) information that was in my possession prior to my employment by Santander or any of its affiliates, and is not known by me to be subject to another confidentiality agreement with or other obligation of secrecy to Santander or any of its affiliates, (2) information that becomes generally available to and known by the public other than as a result of disclosure by me, or (3) information that becomes generally available to me on a non-confidential basis from a source other than Santander or any of its affiliates, provided such source is not known by me to be bound by a confidentiality agreement with or other obligation of secrecy to Santander or any of its affiliates. In addition, nothing contained herein shall be deemed to preclude me from responding to requests for information or inquiries from the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation, or any other federal banking regulator.

Nothing in this Agreement prohibits or limits me from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that I am not required to advise or seek permission from Santander before engaging in any such activity. In connection with any such activity, I must inform such authority that the information being provided is confidential. Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that I came to learn during the course of employment with Santander that is protected from disclosure by any applicable law or privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. Santander does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Additionally, I recognize that my ability to disclose information may be limited or prohibited by applicable law and Santander does not consent to disclosures that would violate applicable law. Such applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information1 or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report.

[1]

Confidential supervisory information includes any information or materials relating to the examination and supervision of Santander by applicable bank regulatory agencies, Santander materials responding to or referencing non-public information relating to examinations or supervision by bank regulatory agencies and correspondence to or from applicable banking regulators.

No employee shall be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. No employee shall be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If an employee files a lawsuit against Santander for retaliation for reporting a suspected violation of law, the employee may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding, if the employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Acknowledged:

/s/ Mahesh Aditya	June 25, 2021
Mahesh Aditya	Date

Non-Solicitation Agreement

In consideration of your employment with Santander Consumer USA (“Santander”), you agree that beginning on the date you execute this Non- Solicitation Agreement (“Agreement”) and:

1)    continuing through twelve (12) months after the last date of your employment, you will not, directly or indirectly, solicit , induce, or cause others to solicit or induce, any client or potential client of Santander (or its related entities) in connection with any business (whether as an employee, consultant, director, member, partner or shareholder) that is in direct or indirect competition with any active or planned business of Santander (or its related entities) about which you have knowledge as a result of your employment with the bank (“Competitive Business”) where (a) you serviced or had contact with such clients(s) or potential client(s) during your employment with Santander and/or (b) about whom you obtained Confidential Information (as that term is defined in the Non-Disclosure of Confidential Information Agreement you executed as a condition of employment with the Bank) while employed by Santander;

2)    continuing through twelve (12) months after the last date of your employment, you will not, directly or indirectly, solicit or induce, or cause others to solicit or induce, any person who is employed by Santander (or its related entities) or any person who was employed or engaged by Santander or its related entities within the last 6 months of your employment to terminate his or her employment or engagement with Santander (or its related entities) or to accept employment with anyone or any entity other than Santander (or its related entities).

This Agreement and its restrictive covenants will apply in full force and effect as follows: section (1) will only apply in the event that you resign or are terminated with “cause” and section (2) will apply in the event that you resign or are terminated with or without “cause.”

For purposes of this Agreement, “cause” shall mean (i) you commit an act constituting a felony under the laws of the United States or any state or political subdivision thereof; (ii) you materially violate laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) you commit an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iv) you engage in conduct that violates Santander’s internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (v) you commit an act of fraud, dishonesty or misrepresentation that is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (vi) you engage in a material conflict of interest or material self-dealing; or (vii) after notice by Santander and a reasonable opportunity to cure, you materially breach your obligations and/or representations as set forth in this offer letter and/or employment-related agreements or you fail to perform your duties as an employee of Santander.

You acknowledge that this Agreement does not constitute a contract of employment and does not imply that Santander will continue your employment for any period of time. You acknowledge and agree that as provided in your Offer Letter, your employment with Santander is at-will, and that either party may terminate the relationship at any time and for any reason. The obligations contained in this Agreement shall not be affected by any change in your position, title, function or duties with Santander during the course of your employment.

You acknowledge and agree that the covenants and restrictions in this Agreement are necessary to protect the legitimate business interests of Santander, including, without limitation, customer information and goodwill, and consider the restrictions to be reasonable for such purpose. You acknowledge that any breach by you of the obligations set forth in this Agreement would substantially and materially impair and irreparably harm Santander’s business and good will; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that, in the event of a breach or threatened breach of this Agreement, in addition to monetary damages or such other remedies which may be available, Santander shall be entitled to specific performance and other equitable relief, including temporary or permanent restraining orders and/or other injunctive relief without the necessity of proving actual damages and/or posting a bond, as well as any equitable accounting of all earnings, profits or other benefits arising from any violation hereof, and to the payment by you, if the Bank succeeds in obtaining a temporary or permanent restraining order, of all costs and expenses incurred by Santander in enforcing the provisions hereof against you, including attorneys’ fees incurred by Santander. The existence of any claims or cause of action by you against Santander, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Santander of such obligations.

This Agreement, including but not limited to Santander’s right to injunctive relief, shall survive the termination of your employment and shall remain in full force and effect for the period provided.

Acknowledged:

/s/ Mahesh Aditya	June 25, 2021
Mahesh Aditya	Date